REMARK HOLDINGS, INC.
Your vote makes a difference. Please vote TODAY!
PLEASE VOTE TODAY!

Dear Stockholder:

The Board of Directors (the “Board”) of REMARK HOLDINGS, INC. has scheduled a Special Meeting of Stockholders to be held on October 21, 2020 to approve an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of our common stock to 175,000,000 (the “Authorized Shares Amendment Proposal”). The Notice of Special Meeting of Stockholders, proxy statement and form of proxy were mailed to stockholders on or about September 10, 2020. The proxy statement provides detailed information regarding the business to be considered at the Special Meeting and can be found at www.envisionreports.com/MARK.

YOUR VOTE IS VERY IMPORTANT! The Board unanimously recommends a vote “FOR” the approval of the Authorized Shares Amendment Proposal.

As of August 31, 2020, 99,502,416 shares of our common stock were issued and outstanding. In addition, as of August 31, 2020, we had outstanding stock options exercisable into 15.8 million shares of common stock and we had outstanding warrants to purchase 6.6 million shares of common stock. Therefore, no shares of common stock out of the 100,000,000 shares authorized under our existing certificate of incorporation remained unallocated as of August 31, 2020, and if all of our outstanding stock options and warrants were exercised, the total number of shares of common stock that we would be required to issue would greatly exceed the number of remaining authorized but unissued shares of common stock under our existing certificate of incorporation.

In addition, the Board believes that it is in our best interest and that of our Stockholders to increase the number of authorized shares of common stock to give us sufficient authorized shares to generally support our growth and to provide flexibility for future corporate needs, including but not limited to grants under equity compensation plans, stock splits, financings, potential strategic transactions, including mergers, acquisitions, and business combinations, as well as other general corporate transactions. The additional authorized shares would enable us to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

*If the Authorized Shares Amendment Proposal is not approved, our ability to raise required funding will be severely hampered and consequently our ability to continue as a going concern will be uncertain. Increasing the number of authorized shares of common stock will not alter the number of shares of common stock presently issued and outstanding or reserved for issuance, and will not change the relative rights of holders of any shares.*

The additional authorized shares of common stock, if and when issued, would have the same rights and privileges as the shares of common stock previously authorized, issued and outstanding. Though we have no current plans to issue additional shares of our common stock, except as may be required under currently outstanding stock options and warrants allowing for the purchase of our common stock upon exercise, the issuance of any of the additional authorized shares of common stock may dilute the proportionate ownership and voting power of existing stockholders, and their issuance, or the possibility of their issuance, may depress the market price of our common stock.

You will connect with a representative of Georgeson, the firm assisting us to help stockholders vote, who will:

• Use the reference number above to locate your voting record.
• Take your vote over the phone, quickly and easily – it only takes a few moments.
• Ensure the line is recorded for your protection.
• Send you a confirmation of your vote by mail.

We appreciate your time and consideration and your continued support.
Sincerely,
Kai-Shing Tao
Chairman and Chief Executive Officer
REMARK HOLDINGS, INC.